As filed with the Securities and Exchange Commission on April 3, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUTCHINSON TECHNOLOGY INCORPORATED

(Exact name of Registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation or organization)

41-0901840

(I.R.S. Employer Identification No.)

Hutchinson Technology Incorporated

40 West Highland Park Drive, NE

Hutchinson, Minnesota 55350

(320) 587-3797

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David P. Radloff

Vice President and Chief Financial Officer

Hutchinson Technology Incorporated

40 West Highland Park Drive, NE

Hutchinson, Minnesota 55350

(320) 587-3797

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Peggy Steif Abram

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting Company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting Company)	Smaller reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, par value $.01 per share	3,869,000 shares(2)	$2.20	$8,511,800	$975.46

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the Nasdaq Global Select Market on March 30, 2012, which was $2.20 per share.
(2)	Pursuant to Rule 416 under the Securities Act, the securities registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	Calculated pursuant to Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 3, 2012

PROSPECTUS

HUTCHINSON TECHNOLOGY INCORPORATED

3,869,000 Shares

Common Stock

This prospectus relates to the resale, from time to time, of up to 3,869,000 shares of our common stock, par value $0.01 per share, which we refer to in this prospectus as our “common stock” by the Selling Shareholders listed in this prospectus under the “Selling Shareholders” section.

The Selling Shareholders may sell the shares of common stock being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the “Plan of Distribution” section. The prices at which the Selling Shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares by the Selling Shareholders.

Our common stock is traded on the Nasdaq Global Select Market under the trading symbol “HTCH.” The last reported sale price of our common stock on the Nasdaq Global Select Market on March 30, 2012 was $2.20.

The shares of common stock offered in this prospectus involve a high degree of risk. See the “Risk Factors” section beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated            , 2012.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any accompanying supplement to this prospectus or any free writing prospectus we may provide you in connection with an offering of securities. You must not rely on any unauthorized information or representations not contained in this prospectus, any accompanying supplement to this prospectus or any free writing prospectus. This prospectus, any accompanying supplement to this prospectus or any free writing prospectus does not constitute an offer to sell or exchange or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus, any accompanying supplement to this prospectus or any free writing prospectus constitute an offer to sell or exchange or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus, any accompanying supplement to this prospectus or any free writing prospectus is accurate only as of the date of that document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meaning. Forward-looking statements inherently involve risks and uncertainties that may cause actual results to differ materially from the forward-looking statements (“Cautionary Statements”). The risks and uncertainties include, but are not limited to, those matters addressed in this prospectus under the “Risk Factors” section and elsewhere in this prospectus and in the incorporated documents. Such developments could have a material adverse impact on our financial position and our results of operations. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section, and the documents incorporated by reference, which are described under “Incorporation of Certain Information by Reference” in this prospectus. All references to “we,” “our,” “us,” “Hutchinson,” “HTI” and “our Company” refer to Hutchinson Technology Incorporated, a Minnesota corporation, and its predecessors and subsidiaries. This prospectus contains forward-looking statements, which involve risks and uncertainties.

The Company

We are a global technology leader committed to creating value by developing solutions to critical customer problems. Our Company’s Disk Drive Components Division is a leading worldwide supplier of suspension assemblies for disk drives. Our Company’s BioMeasurement Division is focused on bringing to the market new technologies and products that provide information clinicians can use to improve the quality of health care and reduce costs. We maintain an Internet website at www.htch.com. No information contained on our website is incorporated by reference into this prospectus.

Recent Developments

On March 28, 2012, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) under which we agreed to sell $40,000,000 aggregate principal amount of our 8.50% Senior Secured Second Lien Notes due 2017 (the “Private Notes”) and warrants to purchase 3,869,000 shares of our common stock, exercisable on a cashless basis for $.01 per share for ten years after issuance of the warrants (the “Warrants”) to Goldman Sachs Palmetto State Credit Fund, L.P., Liberty Harbor Master Fund I, L.P., Liberty Harbor Distressed Credit Opportunities Fund, L.P., Liberty Harbor Convex Strategies Master Fund, L.P. (f/k/a Goldman Sachs Convertible Opportunities Master Fund, L.P.) and Silver Lake Credit Fund, L.P. (collectively, the “Selling Shareholders”). The total purchase price for the Private Notes and the Warrants was $39,400,000. In connection with the Private Placement, we entered into a registration rights agreement, dated as of March 28, 2012, with the Selling Shareholders (the “Registration Rights Agreement”) in which we agreed to register, at our expense, the common stock underlying the Warrants for resale under the Securities Act. We would have been subject to certain liquidated damages if we failed to file this resale registration statement within two trading days after the closing of the Private Placement. We will be subject to monetary liquidated damages if this registration statement has not become effective within 45 days thereafter or we fail to maintain the effectiveness of this registration statement or publish current information under the Exchange Act subject to certain exceptions. We have also agreed to indemnify the Selling Shareholders against certain liabilities arising under the Securities Act.

The closing of the sale of the Private Notes and Warrants (the “Private Placement”) occurred on March 30, 2012. The Company offered and sold the Private Notes and the Warrants to the Buyers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, and exemptions in applicable state securities laws.

On March 30, 2012, we also consummated our offer to exchange for new securities or purchase for cash (the “3.25% Tender/Exchange Offer”), at the election of each holder and subject to certain limitations, any and all of our outstanding 3.25% Convertible Subordinated Notes due 2026 (the “Outstanding 3.25% Notes”). In connection with the settlement of the cash tender aspect of the 3.25% Tender/Exchange Offer, we made cash payments totaling $16,877,700, plus accrued and unpaid interest, for the purchase of $21,097,125 aggregate principal amount of the Outstanding 3.25% Notes tendered and accepted for purchase. The consideration paid for the Outstanding 3.25% Notes tendered for purchase was funded by the proceeds of the Private Placement. We will use up to $20,000,000 of the remaining proceeds from the Private Placement to fund the purchase of up to $26,666,000 aggregate principal amount of our outstanding 8.50% Convertible Senior Notes due 2026 (the

“Outstanding 8.50% Notes”) pursuant to our previously announced offer to purchase such notes (the “Outstanding 8.50% Notes Tender Offer”), which is scheduled to expire at 9:00 a.m., New York City time, on April 12, 2012, unless extended or terminated by us.

In connection with the settlement of the exchange aspect of the 3.25% Tender/Exchange Offer, we issued $38,931,000 aggregate principal amount of notes of the same series as the Private Notes (the “Registered Notes”), plus cash payments in lieu of issuing partial Registered Notes and for accrued and unpaid interest, in exchange for $43,260,000 aggregate principal amount of Outstanding 3.25% Notes that were tendered for exchange and accepted. The Private Notes and the Registered Notes (collectively, the “Notes”) were issued under an indenture (the “Indenture”), dated as of March 30, 2012, between our company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Private Notes and the Registered Notes have the same terms, except that the Private Notes are subject to transfer restrictions that are not applicable to the Registered Notes and the Private Notes and Registered Notes have different CUSIPs. The Notes will vote as one class under the Indenture.

The Notes will bear interest at a rate of 8.50% per annum, payable semiannually in arrears on January 15 and July 15 of each year, beginning July 15, 2012. The Notes will mature on January 15, 2017 unless redeemed or repurchased as described below.

The Notes and any future Note guaranties rank pari passu in right of payment with all existing and future senior indebtedness of our company and any subsidiary guarantor. The Notes and Note guaranties, if any, will be secured by liens on all of the assets of our company and any subsidiary guarantors securing our senior secured credit facilities (other than capital stock of subsidiaries of our company to the extent that inclusion of such capital stock would require the filing of separate financial statements for such subsidiary with the Securities and Exchange Commission (the “SEC”)). The liens securing the Notes and the Note guaranties, if any, will rank junior in priority to the liens securing our senior secured credit facilities and other permitted priority liens. The liens securing the Notes and any Note guaranties are required to be released under certain circumstances.

We may redeem all or part of the Notes at any time by paying 100% of the principal amount redeemed, plus a make-whole premium as of, and accrued and unpaid interest on the principal amount redeemed to, the date of redemption (subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date as and to the extent provided in the Indenture). The Indenture contains certain covenants that, among other things, will limit our and our restricted subsidiaries’ ability to incur additional indebtedness, pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments, enter into agreements that restrict distributions from restricted subsidiaries, sell or otherwise dispose of assets, including capital stock of restricted subsidiaries, enter into transactions with affiliates, create or incur liens and enter into operating leases.

If certain changes of control occur, each holder of a Note will have the opportunity to sell us their Notes at a purchase price of 101% of the principal amount of the Notes, plus accrued and unpaid interest, to the applicable repurchase date (subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date as and to the extent provided in the Indenture). In addition, if we or any of our restricted subsidiaries sell or otherwise dispose of assets under certain circumstances, we must offer to repurchase, prepay or redeem the Notes (and potentially other indebtedness that is pari passu with the Notes) at a price equal to 100% of the principal amount repurchased, prepaid or redeemed plus accrued and unpaid interest, if any, to the applicable repurchase, prepayment or redemption date, out of the excess cash proceeds of such sale or other disposition after deducting therefrom certain amounts.

Concurrently with the execution of the Indenture, the Trustee and Wells Fargo Bank, National Association, as collateral agent, entered into an intercreditor agreement with PNC Bank, National Association, in its capacity as agent under our senior secured credit facility (the “Intercreditor Agreement”), which, among other things, provides for the junior nature of the liens on the collateral securing the Notes and limits the rights of the collateral agent and the holders of the Notes to enforce remedies in respect of the collateral securing the Notes and to act in any insolvency proceeding. Each holder of the Notes, by its acceptance of the Notes, has

(a) consented to the subordination of the liens on the collateral securing the Notes as provided for in the Intercreditor Agreement and (b) agreed that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement.

On March 28, 2012, we entered into an Amendment to Consent and Amendment No. 1, dated February 6, 2012, to our Revolving Credit and Security Agreement dated as of September 16, 2011 with PNC Bank, National Association, as agent and lender (the “PNC Consent”). Under the amended consent and amendment, PNC Bank consented to our applying proceeds from the Private Placement to purchase a portion of our Outstanding 8.50% Notes pursuant to the Outstanding 8.50% Notes Tender Offer.

Unaudited pro forma financial information as and for our fiscal year ended September 25, 2011 and the thirteen weeks ended December 25, 2011, reflecting assumptions based on the results of the Private Placement and 3.25% Tender/Exchange Offer and the anticipated results of the Outstanding 8.50% Notes Tender Offer, was filed as Exhibit 99.1 to our Current Report on Form 8-K, filed April 2, 2012 and is incorporated herein by reference.

Corporate Information

We were organized as a corporation under the laws of the State of Minnesota in 1965. Our common stock is listed on the Nasdaq Global Select Market under the symbol “HTCH.” Our principal executive offices are located at 40 West Highland Park Drive N.E., Hutchinson, Minnesota 55350, and our telephone number is (320) 587-3797. Our Internet address is www.htch.com. We make available, free of charge, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The contents of our website are not part of this prospectus and should not be relied upon with respect to this offering.

OFFERING

Issuer	Hutchinson Technology Incorporated

Common stock offered by the Selling Shareholders	3,869,000

Use of Proceeds	The proceeds from the sale of the common stock covered by this prospectus will be received by the Selling Shareholders. We will not receive any of the proceeds from any sale by any Selling Shareholder of the securities covered by this prospectus. See “Use of Proceeds.”

Listing of common stock	Our common stock is listed on the Nasdaq Global Select Market under the symbol “HTCH.”

RISK FACTORS

Risks Relating to Our Company

GENERAL

The recent severe flooding in Thailand, and the suspension of production in our Thailand assembly facility, will adversely affect our near-term business, results of operations and financial condition, and we expect our spending on restoration and capital expenditures will exceed our insurance coverage.

The unprecedented recent flooding in Thailand and the resulting suspension of our Thailand assembly operations is temporarily suppressing the overall production capacity of the hard disk drive supply chain, which has resulted in a material decrease in demand for suspension assemblies that will adversely affect our near-term business, results of operations and financial condition. Although we are leveraging our U.S. assembly operations to offset the temporary loss of capacity in Thailand, the timing and pace of increases in demand as the disk drive industry supply chain recovers from the flood is uncertain. Our ability and the time required to restore our operations will be affected by the amount of damage to our facility and equipment, the time needed to replace or repair damaged equipment and complete customer qualification of any replaced equipment. Although we expect it will take multiple quarters, we intend to fully resume operations in Thailand, restore our operation to its previous assembly capacity and work with third parties to mitigate the impact that future flooding could have on our operations.

We estimate we will spend $25,000,000 to $30,000,000 in 2012 and an additional $5,000,000 in 2013 to restore our Thailand manufacturing operation and bring it back to pre-flood capacity levels and to cover the incremental costs of manufacturing in the United States. These estimates do not include lost profits. All of these estimates are based on our preliminary damage assessment and it is reasonably possible that the estimate will change in the near term and the effect of the change could be material. While we have made preliminary estimates of the additional costs associated with operating in the U.S. and of the substantial charges (including impairments of equipment, tooling and inventories) and expenses that we expect to incur related to our recovery from the flooding and its impact on our operations, the final amounts of these charges and expenses depend upon a number of factors, including the time required to restart production, ramp capacity and complete our recovery efforts.

Our insurance policies provide for $25,000,000 of flood coverage for property and casualty damage and business interruption. Our total claims exceeded this amount. During the first quarter of 2012, we received an initial insurance payment of $9,000,000 and subsequent to December 25, 2011, we received the final insurance payment of $16,000,000.

We may not be able to generate enough cash or secure enough capital to service our existing debt obligations or execute our current and future business plans.

In 2009, 2010 and 2011, we experienced significant reductions in demand for and shipments of our suspension assemblies due primarily to supply chain realignments by our customers that resulted in our loss of market share.

Our operating results and cash flow from operations have been adversely affected by decreases in our demand. Our manufacturing capacity may continue to be underutilized in the future, which will negatively impact our operating results. Despite our workforce reductions and restructuring actions in 2009, 2010 and 2011, both our Disk Drive Components and BioMeasurement divisions have continued to incur operating losses. Our unfavorable operating results in 2009 and 2010 resulted in cash flow from operations decreasing to $13,742,000 for 2010 from $19,300,000 for 2009 and $90,336,000 for 2008. Cash flow used for operations was $2,538,000 for 2011, and cash flows provided by operations was $12,502,000 for the thirteen weeks ended December 25, 2011. We continue to have significant liquidity needs. Holders of our $11,885,875 aggregate principal amount of Outstanding 3.25% Notes currently outstanding may require us to purchase all or a portion of such notes for cash as early as January 15, 2013. Additionally, holders of our $85,170,000 aggregate principal amount of Outstanding 8.50% Notes may require us to purchase all or a portion of such notes for cash as early as January 15, 2015 (which we anticipate will be reduced by up to $26,666,000 upon completion of the Outstanding 8.50% Notes Tender Offer). We have also issued $78,931,000 aggregate principal amount of Notes and may incur indebtedness under our revolving credit and security agreement with PNC Bank, National Association. We anticipate that we may need to obtain additional financing if the holders of our Outstanding 8.50% Notes require us to purchase all or a portion of their Outstanding 8.50% Notes for cash on January 15, 2015. We also anticipate that we may need to obtain additional financing when our Notes come due on January 15, 2017.

A further deterioration in our business or further disruption in the global credit and financial markets and related continuing adverse economic conditions would impact our ability to generate cash flow from operations and our ability to obtain new financing. We may not be able to obtain new financing on terms acceptable to us, including covenants that we will be able to comply with in the short-term. If cash flow from operations together with cash and cash equivalents are not sufficient to fund operations, capital expenditures and debt obligations, and we are unable to secure alternative sources of financing, our results of operations, financial condition and liquidity would be materially adversely affected.

We will need a significant amount of funds over the next several years to achieve our long-term growth objectives and to meet our debt obligations.

Our business will require significant funds over the next several years. We would likely use these funds for capital expenditures, research and development, debt service and working capital. Our Disk Drive Components Division is highly capital intensive. Our total capital expenditures for both of our divisions were $13,506,000 in 2011, $31,382,000 in 2010 and $20,609,000 in 2009. Cash used for capital expenditures totaled $5,384,000 for the thirteen weeks ended December 25, 2011. We anticipate capital expenditures will be approximately $35,000,000 in 2012, including approximately $6,000,000 of costs related to restoring operations in Thailand, and for TSA+ flexure production capacity and tooling and manufacturing equipment for new process technology and capability improvements, such as for DSA suspension assemblies. In addition, our total research and development expenses for both of our divisions were approximately $14,592,000, or 5% of net sales, in 2011. Our 2011 Disk Drive Components Division capital expenditures and research and development expenses were primarily for additional TSA+ flexure production capacity, establishing our Thailand assembly operation and new program tooling.

Holders of our Outstanding 3.25% Notes may require us to purchase all or a portion of their Outstanding 3.25% Notes for cash as early as January 15, 2013. Holders of our Outstanding 8.50% Notes may require us to purchase all or a portion of their Outstanding 8.50% Notes for cash as early as January 15, 2015. We entered into a revolving credit and security agreement with PNC Bank, National Association in September 2011 that is secured by substantially all of the personal property and will be secured by certain owned real property of Hutchinson Technology Incorporated, and contains a number of financial covenants and other customary provisions. As of March 25, 2012, we had no borrowings drawn under the credit agreement. We have also issued $78,931,000 aggregate principal amount of Notes secured by substantially the same assets as the assets securing the PNC Bank facility. The indenture for the Notes contains a number of covenants and other provisions. We may pursue additional debt or equity financing or other forms of financing to supplement our current capital resources, if needed, in 2012 and beyond. Our ability to obtain additional financing will depend upon a number of factors, including our future performance and financial results and general economic and capital market conditions. We may not be able to maintain adequate capital or raise additional capital on reasonable terms or at all, if needed.

The following factors could affect our ability to obtain additional financing on favorable terms, or at all:

•	our results of operations;

•	general economic and capital market conditions and conditions in the disk drive industry;

•	our financial condition;

•	our ratio of debt to equity;

•	the perception in the capital markets of our business;

•	our business prospects; and

•	changes in interest rates.

Our ability to execute our long-term strategy may depend on our ability to obtain additional long-term debt and equity capital. We cannot determine the precise amount and timing of our funding needs at this time. We may be unable to obtain additional financing on terms acceptable to us or at all. We also may need to refinance our indebtedness on a required repurchase date or at maturity. We may not be able to obtain additional capital on favorable terms to refinance our indebtedness or provide us with sufficient cash to serve our ongoing needs. An inability to refinance our indebtedness, if needed, could materially adversely affect our results of operations, financial condition and liquidity.

Current and future disruptions in the global credit and financial markets could limit our access to credit, which could negatively impact our business.

Domestic and foreign credit and financial markets have experienced extreme disruption in the past two years, including volatility in security prices, diminished liquidity and credit availability, declining valuations of certain investments and significant changes in the capital and organizational structures of certain financial institutions. We are unable to predict the likely duration and severity of the continuing disruption in the credit and financial markets or of any related adverse economic conditions. Given these conditions, we may not be able to secure additional financing for future activities on satisfactory terms, or at all, which could materially adversely affect our results of operations, financial condition and liquidity.

In the third quarter of 2009, we terminated a credit facility that we had in place at that time. We entered into a revolving credit and security agreement with PNC Bank in September 2011 that is secured by substantially all of the personal property and will be secured by certain owned real property of Hutchinson Technology Incorporated and contains a number of financial covenants and other customary provisions. As of March 25, 2012, we had no borrowings drawn under the credit agreement. We have also issued $78,931,000 aggregate principal amount of Notes secured by substantially the same assets as the assets securing the PNC Bank facility. The indenture for the Notes contains a number of covenants and other provisions. Deterioration in our business or further disruptions in the global credit and financial markets could result in further reductions in our access to credit, which could materially adversely affect our results of operations, financial condition and liquidity.

Current and future disruptions in the global credit and financial markets also could adversely affect our customers and suppliers. Our customers and their customers may experience difficulty obtaining financing for significant purchases and operations. A resulting decrease in orders could decrease the overall demand for our products. It is also possible that our customers could demand adjustments in pricing terms or postpone or cancel existing orders as a result of limited credit availability. Furthermore, we maintain significant balances due from customers and limitations on the credit available to our customers could impair our ability to collect those receivables on a timely basis. If our suppliers, of either raw materials or equipment, experience similar credit restrictions, they may become unable to meet our ongoing supply demands or tighten the terms of our purchases. Disruptions in the global credit markets that adversely affect our customers and suppliers could materially adversely affect our results of operations, financial condition and liquidity.

The indenture governing the Notes and the agreement governing our existing senior secured credit facility impose significant operating and financial restrictions on us, which may prevent us from capitalizing on business opportunities.

The indenture governing the Notes and our existing senior credit facility with PNC Bank impose significant operating and financial restrictions on us. The restrictions will limit our ability, among other things, to:

•	incur additional indebtedness;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	enter into agreements that restrict distributions from restricted subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•	enter into transactions with affiliates

•	create or incur liens;

•	enter into operating leases;

•	merge, consolidate or sell substantially all of our assets;

•	make capital expenditures;

•	change the nature of our business; and

•	expand the assets or free cash flow of subsidiaries that have not guaranteed the Notes or had their stock pledged (subject to certain limitations) to secure the Notes.

As a result of these covenants and restrictions, we will be limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. In addition, our existing senior secured credit facility requires us to meet certain financial ratios and financial conditions tests. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to meet the financial ratios and financial condition tests described above or to comply with the restrictive covenants described above as well as the terms of any future indebtedness we may incur from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected.

Significant changes in the market price of our common stock could result in securities litigation claims against us.

Significant price and value fluctuations have occurred with respect to the publicly traded securities of technology companies generally. The price of our common stock has changed significantly and is likely to remain depressed. In the past, securities litigation claims have been filed against certain companies following a period of decline in the market price of their publicly traded securities. We may be the target of similar securities litigation claims in the future. Risks associated with litigation often are difficult to assess or quantify and their existence and magnitude can remain unknown for significant periods of time. Although we maintain director and officer insurance, the amount of insurance coverage may not be sufficient to cover a claim and the continued availability of this insurance cannot be assured. Future litigation, if any, may result in substantial costs and divert management’s attention and resources, which could materially adversely affect our results of operations, financial condition and liquidity.

Our ability to use our deferred tax assets is subject to certain annual limitations, and may be further limited by a “change of control.”

At September 25, 2011, our deferred tax assets included $31,467,000 of unused tax credits, of which $3,252,000 can be carried forward indefinitely and $28,215,000 expire at various dates beginning in 2018. In addition, at September 25, 2011, our deferred tax assets also included $143,593,000 of net operating loss (“NOL”) carryforwards that will begin to expire in 2021 if not otherwise used by us. As of September 25, 2011, we had an estimated NOL carryforward of approximately $396,926,000 for United States federal tax return purposes. A valuation allowance of $186,447,000 has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the deferred tax assets before they expire. Both our unused tax credits and our estimated NOL carryforwards may be used to offset taxable income, if any, generated by us in future years. Our ability to use these deferred tax assets is subject to an annual limitation imposed by certain change of control provisions under Section 382 of the Internal Revenue Code that may be triggered by an aggregate change in the beneficial ownership of our common stock. If we do not generate sufficient profits or the annual limitation under Section 382 is triggered, some or all of our deferred tax assets may expire or we may not be able to use them to offset taxes due in the applicable period.

We may not be able to adequately protect our intellectual property.

We attempt to protect our intellectual property rights through copyrights, patents, trademarks, trade secrets and other measures. We may not, however, be able to obtain rights to protect our technology. In addition, competitors may be able to develop similar technology independently. Our ability to remain competitive in the disk drive industry depends in large part on trade secrets relating to our proprietary manufacturing processes. Our BioMeasurement Division is engaged in a market where third parties have significant existing patent portfolios. We seek to protect trade secrets and our other proprietary technology in part by requiring each of our employees to enter into non-disclosure, assignment and non-competition agreements. In these agreements, the employee agrees to maintain the confidentiality of all of our proprietary information and, subject to certain exceptions, to assign to us all rights in any proprietary information or technology made or contributed by the employee during his or her employment. In addition, we regularly enter into non-disclosure agreements with third parties, such as consultants, strategic suppliers and customers. These agreements may, however, be breached, and we may not have an adequate remedy for any such breach. In addition, our competitors may otherwise learn or independently develop our trade secrets.

We believe that the patents we hold and may obtain are valuable, but that they will not independently determine our success. Moreover, we may not receive patents for our pending patent applications, and our issued patents may not be broad enough to protect our technology adequately. Our future technology may not be protected, and any patent issued to us may be challenged, invalidated, circumvented or infringed. In addition, we have only limited patent rights outside the United States, and the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

In the past, in connection with our disk drive industry business, we have entered into licensing and cross-licensing agreements relating to certain of our patents and patent applications allowing some of our competitors to produce products similar to ours in return for royalty payments and/or cross-license rights. The agreements also include cross-licenses to certain existing and future suspension assembly technology.

We and certain users of our disk drive industry products have received, and may receive, communications from third parties asserting patents against us or our customers that may relate to certain of our manufacturing equipment or to our products or to products that include our products as a component. Some of our competitors have experience with, and have developed patent portfolios relating to, technology associated with our TSA+ product. In addition, we and certain of our disk drive industry customers have been sued on patents having claims closely related to disk drive industry products we sell. If any third party makes a valid infringement claim against us and we are unable to obtain a license on terms acceptable to us, our business, financial condition and results of operations could be adversely affected. We expect that, as the number of patents issued in connection with our disk drive industry business continues to increase, the volume of intellectual property claims made against us could increase. We may need to engage in litigation to:

•	enforce patents issued or licensed to us;

•	protect trade secrets or know-how owned by us; or

•	determine the enforceability, scope and validity of the intellectual property rights of others.

In the past, we have litigated claims against a competitive disk drive industry supplier alleging infringement of our patents. We could incur substantial costs in other such litigation or other similar legal actions, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, frequent and extensive litigation and administrative proceedings over patent and other intellectual property rights are hallmarks of the medical technology industry, and this litigation is expensive, complex and lengthy, and its outcome is difficult to predict. Medical technology patent litigation may result in significant royalty or other payments or injunctions that may prevent the sale of our product and significantly divert the attention of our BioMeasurement Division technical and management personnel. We cannot be certain that we will successfully defend our patents from infringement or claims of invalidity or unenforceability, or that we will successfully defend against allegations of infringement of third-party patents.

Our business could be adversely impacted if we have deficiencies in our disclosure controls and procedures or internal control over financial reporting.

Our management is required to provide our shareholders a report on our internal controls over financial reporting including an assessment of the effectiveness of these controls to provide reasonable assurance a material misstatement did not occur in our financial statements. While our management continues to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we cannot assure you that our disclosure controls and procedures or internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies may occur in the future. Such deficiencies, particularly a material weakness in internal control over financial reporting, could adversely affect our financial results, the market price of our common stock and our reputation.

DISK DRIVE COMPONENTS DIVISION

Our sales are concentrated in a small customer base.

Although we supply all manufacturers of disk drives and head-gimbal assemblers, sales to our four largest customers constituted 97%, 98% and 96% of net sales for 2011, 2010 and 2009, respectively. The failure by any one of our customers to pay its account balance with us could have a material adverse effect on our results of operations.

Over the years, the disk drive industry has experienced numerous consolidations. In calendar 2007, TDK Corporation acquired the recording head business of our customer Alps Electric Co., Ltd. and approximately 90% of MPT’s outstanding common shares. As TDK Corporation now controls MPT, a competitive suspension assembly supplier, our customer SAE Magnetics, Ltd. (which is owned by TDK Corporation), is affiliated with a competitive supplier of suspension assemblies. In October 2009, Toshiba Corporation completed its acquisition of the hard disk drive business of Fujitsu Limited of Japan. In March 2012, Western Digital acquired Hitachi Global Storage Technologies. In December 2011, Seagate Technology, LLC and Samsung Electronics Co., Ltd. announced that they had closed on their agreement to significantly expand and strengthen their strategic relationship by further aligning their respective ownership, investments and key technologies. We believe that consolidation in the disk drive industry, including the affiliation between our competitor MPT and our customer SAE Magnetics, Ltd., has resulted in shifts in certain industry supply chain alignments that have negatively impacted our competitive position. The acquisition by Western Digital of Hitachi and the agreement between Seagate and Samsung also may impact our competitive position.

The following factors could adversely impact our market share:

•	change in supply chain alignment by a customer, as in 2008 and 2007 when we experienced market share loss for our suspensions used in desktop disk drives;

•	loss of one or more of our major customers, as in 2009 when our customer, Seagate, significantly reduced its procurement of our suspension assemblies;

•	development by any one customer to have the capability to produce suspension assemblies in high volume for its own products;

•	loss of market share by one of our major customers; and

•	change in the type of suspension assembly or flexures used in suspension assemblies, such as our TSA+ flexure, used by a customer.

Any reduction in our market share could have a material adverse effect on our results of operations.

Almost all of our sales depend on the disk drive industry, which is cyclical, subject to ongoing technological innovation and subject to intense price competition.

Sales of suspension assemblies and suspension assembly components accounted for 99% of our net sales in 2011, 2010 and 2009. The disk drive industry is intensely competitive and technology changes rapidly, such as during past industry transitions to smaller disks or higher density read/write heads. The industry’s demand for disk drive components also fluctuates. The disk drive industry experiences periods of increased demand and rapid growth followed by periods of oversupply and subsequent contraction. These cycles may affect suppliers to this industry because we believe that it is a common practice for disk drive manufacturers to place orders for disk drive components in excess of their needs during growth periods, and sharply reduce orders for these components during periods of contraction. In addition, there is continuous downward price pressure on disk drive manufacturers and their suppliers. If price reductions exceed our ability to reduce costs, our operating results could be negatively affected.

Industry transitions in head technology and data density improvements impact demand for suspension assemblies. During past industry transitions, production yields of head and disk drive manufacturers initially were reduced. Because a significant portion of head yield reduction occurs after the head is bonded onto the suspension assembly, low yields at our customers often result in increased demand for suspension assemblies. When our customers improve their production yields, overall demand for our products may be negatively impacted. Our results of operations could be materially adversely affected if a reduction in the industry’s component demand continues long-term or a future significant slowdown in the industry occurs.

We may not be able to manufacture our products efficiently due to changes in product mix or technology, or other unforeseen events.

We manufacture a wide variety of suspension assemblies with different selling prices and manufacturing costs. Disk drive makers continue to expand their product lines to include drives offering performance characteristics optimized for specific applications, which has resulted in a proliferation of individual disk drive programs. We cannot produce certain low-volume disk drive programs as efficiently as we produce high-volume programs. Our product mix varies as market demand changes. Any substantial variation in product mix can lead to changes in utilization of our equipment and tooling, inventory obsolescence and overstaffing in certain areas, all of which could adversely impact our business, financial condition and results of operations.

Manufacturing yields, efficiencies and processing operations vary from product to product. Newer products often require new or additional manufacturing process steps and typically have lower initial manufacturing yields and efficiencies as we ramp up manufacturing. As a result, new products are frequently more expensive to produce and may not be profitable. We are using new manufacturing processes to produce TSA+ suspension assemblies, which have caused us to experience inefficiencies and lower yields in 2009, 2010 and 2011 that will continue until we achieve further improvements in process efficiencies. We have experienced missed shipments and increased sales returns in the past as we ramp up manufacturing of new products, or as new features for our products are introduced, or as new manufacturing processes are implemented. In 2010, a defect in some of our TSA+ product resulted in decreased shipments. The measures we took to isolate and contain the product defect also reduced our yield, limited our output and increased our costs. We may in the future experience additional process issues that impact our ability to meet customer demand and cause us to incur higher costs. We also may in the future experience missed shipments or increased sales returns. In addition, we may be required to reimburse customers for product costs relating to the incorporation of defective suspension assemblies into our customers’ products. We may not attain our output goals and be profitable with regard to any of our suspension assembly products.

We may need to transfer production of certain suspension assemblies from one domestic manufacturing site to another. In 2011, we announced a manufacturing consolidation and restructuring plan, under which we have consolidated our Hutchinson, Minnesota components operations into our operations in Eau Claire, Wisconsin. As a result of leveraging our U.S. assembly operations to offset the temporary loss of manufacturing capacity in Thailand, we retained approximately 120 employees in our Hutchinson, Minnesota manufacturing facility that we previously expected to terminate. After restoring our assembly operations that were suspended due to the recent severe flooding in Thailand, we expect to continue to transfer assembly manufacturing to that location. In the past, transfers between our domestic manufacturing sites have lowered initial yields and/or manufacturing efficiencies. This results in higher manufacturing costs. Our manufacturing plants located in Minnesota and Wisconsin can experience severe weather. Severe weather has, at times, resulted in lower production and decreased our shipments.

Our ability to conduct business would be impaired if our workforce were to be unionized or if a significant number of our specialized employees were to leave and we could not replace them with comparable personnel. The locations of our plants and the broad span and technological complexity of our products and processes may limit the number of satisfactory engineering and other candidates for key positions. Our business may be adversely affected if we need to adjust the size of our workforce due to fluctuating demand. We significantly reduced our workforce from 4,591 at the end of 2008 to 2,448 at the end of 2009 and further restructured our business in 2010 and 2011. These recent workforce reductions may impact our ability to recruit and retain employees, and we are uncertain if we will be able to adequately staff our operations if we need to increase our manufacturing capacity in the future.

A slowdown in demand for computer systems and consumer electronics may cause a decline in demand for suspension assemblies.

Our suspension assemblies are components in computers and a variety of consumer electronics products. The demand for these products can be volatile. In a weak economy, consumer spending tends to decline and retail demand for computers and other consumer electronics tends to decrease, as does business demand for computer systems. Demand for suspension assemblies therefore may be adversely impacted as a result of a weaker economy. During 2009, demand for suspension assemblies weakened significantly, which resulted in shipments of our suspension assemblies declining 30% from 2008. In addition, in the past, unexpected slowdowns in demand for computer systems and consumer electronics have caused sharp declines in demand for suspension assemblies, resulting in periods during which the supply of suspension assemblies exceeded demand. If in the future an unexpected slowdown in demand for suspension assemblies occurs or if demand decreases as a result of a weakening economy, our results of operations will be materially adversely affected as a result of lower revenue and gross profits.

We may not be able to utilize our capacity efficiently or accurately plan our capacity requirements, which may negatively affect our operating results.

We increase our production capacity and the overhead that supports production based on anticipated market demand. Market demand, however, has not always developed as expected or remained at a consistent level. The underutilization that can result decreases our profitability. For example, in 2008 and 2007, we experienced significant market share loss for our suspension assemblies used in the desktop segment, in 2009 our customer, Seagate, significantly reduced its procurement of our suspension assemblies, and in 2010 and 2011, demand for our suspension assemblies remained constrained. This resulted in underutilization of our manufacturing capacity. As a result, our profitability also was below our expectations.

A deterioration of our business could result in further underutilization of our manufacturing capacity and we may need to impair certain assets in the future. In 2009, we recorded non-cash impairment charges of $71,809,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations. This impairment included the closure of our Sioux Falls, South Dakota facility at the end of June 2009.

The following factors complicate accurate capacity planning for market demand:

•	changes in the demand for and mix of specific products our customers buy and the features they require;

•	our ability to add and train staff to operate our production equipment in advance of demand;

•	the market’s pace of technological change;

•	variability in our manufacturing yields and productivity; and

•	long lead times for most of our plant and equipment expenditures, requiring major financial commitments well in advance of actual production requirements.

Our inability to plan our capacity requirements accurately and efficiently utilize our production capacity, or our failure to put in place the technologies and capacity necessary to meet market demand, could adversely affect our business, financial condition and results of operations.

Our investment in developing new process capabilities to produce suspension assemblies could result in significant increases in our operating expenses and may result in a product that is not acceptable to our customers.

Rapid technological change in the disk drive industry, as well as the expanding use of disk drives in a growing range of consumer electronics applications, has led to numerous suspension assembly design changes and tighter performance specifications. To maintain our position in the disk drive industry, we need to develop new process capabilities to achieve the ever-increasing performance requirements of our customers. Also, if processes change, we may need to replace, modify or design, build and install equipment. These changes may require additional capital expenditures and increased development and support expenses, which may adversely impact our operating results.

We expect to continue to have significant research and development expenses for the following new products:

•	suspension assemblies that incorporate flexures produced using additive processing;

•	suspension assemblies with tighter performance specifications than our customers currently require;

•	suspension assemblies that require additional or smaller electrical conductors;

•

suspension assemblies that incorporate new materials, such as thinner laminates and piezoelectric actuators used in DSA suspension assemblies, which are more difficult to handle in the manufacturing process; and

•	suspension assemblies for use with more complex read/write heads.

We have invested, and continue to invest, a substantial amount of engineering and manufacturing resources to develop process capabilities, as needed, to produce suspension assembly flexures and DSA suspension assemblies that meet the ever-increasing performance requirements of our customers. If high-volume manufacturing of our TSA+ suspension assemblies that are produced using additive processing capabilities cannot be produced profitably in the quantities and to the specifications required by our customers, we may need to purchase increased quantities of additive flexures. We may not be able to purchase the necessary quantity of such components on terms acceptable to us or at all.

The introduction of new process capabilities for our products increases the likelihood of unexpected quality concerns, which may negatively impact our ability to bring products to market on time and at acceptable costs. Further, most of our current competitors use components produced through additive processing for volume production of suspension assemblies, which may give them an advantage in developing and qualifying new products with our customers. When we started high-volume manufacturing of TSA+ suspension assemblies, we experienced higher cost due to yield loss, production inefficiencies and equipment problems. These TSA+ costs added a cost burden of $30,400,000 in 2010, $32,000,000 in 2009 and $37,600,000 in 2008.

Our operating results are subject to fluctuations.

Our past operating results, and our gross profits, have fluctuated from fiscal period to period. We expect our future operating results and gross profits will continue to fluctuate from fiscal period to period. The following factors may cause these fluctuations:

•	changes in overall demand for our products;

•	changes in utilization of existing or newly added production capacity;

•	changes in our manufacturing yields and related scrap recovery;

•	changes in our production efficiency;

•	increased costs when we start producing new products and features, and ramping up high-volume production;

•	changes in our selling prices;

•	changes in our manufacturing process, or problems related to our manufacturing process;

•	changes in the specific products our customers buy and features they require;

•	changes in our infrastructure costs and expected production and shipping costs, and how we control them;

•	long disruptions in operations at any of our plants or our customers’ plants for any reason;

•	changes in the cost of, or limits on, available materials and labor; and

•	changes in fuel costs.

A deterioration of our business could result in further underutilization of our manufacturing capacity and we may need to impair certain assets in the future. In 2009, we recorded non-cash impairment charges of $71,809,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations. If customer demand for suspension assemblies weakens, or if one or more customers reduce, delay or cancel orders, our business, financial condition and results of operations could be materially adversely affected. Furthermore, we may incur restructuring and asset impairment charges that would reduce our earnings.

We typically allow customers to change or cancel orders on short notice. We plan our production and inventory based primarily on forecasts of customer demand, including forecasts of customer pulls of product out of our VMI facilities. Our customers often prefer a dual source supply and, therefore, may allocate their demand among suppliers. Both customer demand and the resulting forecasts often fluctuate substantially. These factors, among others, create an environment where scheduled production and capacity utilization can vary, leading to variability in gross profits and difficulty in estimating our position in the marketplace.

Our selling prices are subject to market pressure from our competitors and pricing pressure from our customers. Our selling prices also are affected by changes in overall demand for our products, changes in the specific products our customers buy and a product’s life cycle. A typical life cycle for our products begins with higher pricing when products are introduced and decreasing prices as they mature. To offset price decreases during a product’s life, we rely primarily on higher sales volume and improving our manufacturing yields and efficiencies to reduce our cost. Disk drive manufacturers seek low cost designs and suspension assembly pricing is highly competitive. If we cannot reduce our manufacturing costs as prices decline during our products’ life cycles, our business, financial condition and results of operations could be materially adversely affected.

Demand for our suspension assemblies will decline if we are unable to qualify our products in disk drive programs.

We must qualify our products with our customers. The qualification process for disk drive products can be complex and difficult. We cannot be sure that our suspension assemblies will continue to be selected for design into our customers’ products. If we are unable to obtain additional customer qualifications, or if we cannot qualify our products for high-volume production quantities, or at all, our business, financial condition and results of operations could be materially adversely affected.

We may be unable to achieve our financial and strategic goals in connection with investments in our assembly operation in Thailand.

In 2011, we began our high-volume assembly operations in Thailand and, prior to the recent severe flooding in that location, this operation was our only offshore manufacturing plant. We may fail to identify significant issues in connection with manufacturing in a foreign location, such as issues related to its workforce, quality or reporting systems, local tax, legal and financial controls or contingencies. Additionally, our operations in Thailand may be subject to various natural, political, economic and other risks and uncertainties inherent in operating in foreign jurisdictions. Thailand has experienced flooding and political and civil unrest in the past and continued or future flooding or political or civil unrest in Thailand could adversely affect our ability to maintain operations in Thailand. An inability to manage these risks as part of our investment in this manufacturing location could materially adversely affect our business, financial condition and results of operations.

If the rate of data density improves at a significantly faster rate than the rate of increase in the demand for disk drive storage, demand for suspension assemblies may decrease.

Disk drive manufacturers have been able to steadily increase data density, and we believe that they will continue to do so for the foreseeable future. Increasing data density permits drive manufacturers to reduce the average number of disks in each disk drive, which in turn reduces the number of components they need per drive, including suspension assemblies. The average number of suspension assemblies required per disk drive was fairly stable from calendar 2005 to 2009 at approximately 2.9 and has since then increased to 3.2 in 2011. If improvements in data density outpace growth in data storage capacity requirements, demand for our suspension assemblies may decline and we may not be able to maintain or expand our suspension assembly business.

If our customers improve their manufacturing yields, demand for our suspension assemblies may decrease.

In the past, we believe that improvements in our sales and unit volumes have occasionally been due in part to manufacturing difficulties experienced by our customers as they transitioned to higher density read/write heads. These customers experienced higher levels of defective read/write heads, which they were unable to detect until after they had attached the read/write heads to our suspension assemblies and our customers required more suspension assemblies during those periods. If our customers’ production yields continue to improve in the future, or when they separate and re-use suspension assemblies or test the read/write head before attaching suspension assemblies, overall suspension assembly shipments could decline and our operating results could be negatively affected.

Competing process capabilities may reduce demand for our products.

We historically held a market leadership position through innovation and technological advancement that has enabled our customers to deploy higher disk drive capacities at lower total costs. However, with the slowing of the areal density growth rate, the amount of technical innovation required to produce suspension assemblies also has decreased which has enabled our competitors to gain market share. If we can no longer differentiate our product features or process capabilities, competing suppliers may have access to a greater percentage of disk drive programs and program share. This inability to differentiate could be caused through our misunderstanding of market requirements, including technology changes, which could enable a competitor to take market share. The inability to differentiate our product offerings could also allow for supply chain alignments between our customers and other suppliers that could limit our access to available disk drive programs and corresponding market share. These alignments could include share agreements, sole-sourcing conditions or primary access to development programs. Any of the above scenarios could adversely impact our shipment volumes, average selling prices and operational costs.

Competing storage technology or reductions in demand for storage capacity may reduce demand for our products.

Other types of data storage technology, such as solid state storage or flash (semiconductor) memory, may become competitive with certain disk drive applications, and thereby could affect the demand for our products. Lower capacity storage needs increasingly are being met by flash memory. If flash memory suppliers overcome both the technical and economic limitations of flash memory storage and can offer better performance or more competitive cost per unit of capacity than disk drive products for higher capacity storage needs, demand for disk drives, and thus for our products, may decrease. Though consumer applications for flash storage also increase the need for back-up disk drives, mobile applications using flash memory storage also may displace the need for disk drive storage back-up. Additionally, consumers’ demand for storage capacity may not continue to grow as expected as a result of how consumers store data, such as the emerging storage processes for cloud computing and storage virtualization. These factors, among others, could lead to lower capacity hard drives or solid state storage memory that could reduce demand for disk drive components, including our suspension assemblies. Our business, financial condition and results of operations could be materially adversely affected if the computer industry adopts technology that reduces or replaces disk drives as a computer data storage medium.

We may have difficulty obtaining an adequate supply of raw materials that meet our strict specifications at reasonable prices.

Certain types of stainless steel, polyimide and photoresists are currently single-sourced because the raw materials provided by these sources meet our strict specifications. We have chosen to obtain certain other materials, such as laminate constructed from raw material that contains stainless steel, polyimide and copper, from a single or limited set of sources because of quality and pricing considerations. If we were not able to obtain an adequate supply of these materials from our current suppliers or if a current supplier were to exit the market, we could experience production delays and quality problems. Similarly, we obtain certain customized equipment and related repair parts from single sources because of the specialization of the equipment and the quality of these supply sources. In light of current uncertain market and economic conditions and the effect they may have on our suppliers, we are considering options that may reduce our risk of supply disruption.

The price we pay for stainless steel and laminate periodically is reset and can fluctuate with changes in the value of the Japanese yen, which will impact our costs. The price we pay for gold and other precious metals has fluctuated in the past. We have also experienced increased expenses due to higher fuel costs related to freight and higher utility rates. During times of increased prices, we typically do not pass this higher price on to our customers. If we could not obtain the materials referred to above in the necessary quantities, with the necessary quality and at reasonable prices, our business, financial condition and results of operations could be materially adversely affected.

Natural disasters in certain regions could adversely affect our supply chain or our customer base, which, in turn, could have a negative impact on our business, our ability to deliver or receive products and demand for our products.

We cannot be certain what impact the occurrence of natural disasters in certain regions, such as the recent earthquake and tsunami in Japan or the unprecedented flooding in Thailand, may have on demand for our products or our ability to produce and supply our products to our customers and to what extent our customers could decrease or cancel orders. For example, the recent flooding in Thailand resulted in the suspension of manufacturing at our Thailand assembly facility, and continue to constrain overall capacity in the disk drive supply chain, significant portions of which are still in recovery mode. Any such occurrences could cause sales of suspension assemblies and hard disk drives to be further negatively affected by disruptions in the hard disk drive or PC supply chains, which could materially adversely affect our business, financial condition and results of operations.

BIOMEASUREMENT DIVISION

We do not know when, if ever, our BioMeasurement Division will be profitable.

We have a limited operating history in the medical device market. Our first-generation device was used primarily for research, our second-generation product, the InSpectra StO2 Tissue Oxygenation Monitor, was introduced to the trauma market in 2007 and the hand-held InSpectra StO2 Spot Check was introduced in 2011. Based on the current pace of adoption of the InSpectra StO2 systems and spending constraints in healthcare markets, our sales growth has been slower than expected. We do not know how many systems we will be able to sell, the sales breakdown between monitors and sensors, the profits we can expect or the amount of revenue that the product will generate. Despite restructuring and cost reductions, we will continue to invest in sales and marketing, which will limit the division’s profitability. We do not know if we will ever generate enough revenue from medical device sales to offset our expenditures on the division.

We do not know whether any of our medical products will achieve market acceptance.

Our marketing strategy must overcome the difficulties inherent in the introduction of new products to the medical community. Clinicians will not use the InSpectra StO2 systems unless they conclude, based on clinical data and personal evaluation experience, that StO2 gives them information that is valuable when making treatment decisions. If clinicians continue to rely on other methods when assessing the status of patients experiencing hemorrhagic and other types of shock, we will not be successful in selling the InSpectra StO2 systems. The development of new medical technology to assess tissue perfusion may render our product obsolete or uneconomical. Additionally, clinicians must be trained to use our InSpectra StO2 systems effectively. Convincing clinicians to dedicate the time and energy necessary for adequate training in the use of our device is challenging, and we do not know whether we will be successful in these efforts. If the InSpectra StO2 systems are not widely accepted by clinicians, are accepted more slowly than expected or are supplanted by superior technology, our ability to increase our sales may be materially adversely impacted.

We currently have limited experience as a Company selling, marketing or distributing medical devices, which could impede the BioMeasurement Division’s ability to achieve profitability.

We have limited experience as a Company in the marketing, sale and distribution of medical devices. We are marketing the InSpectra StO2 systems through a limited direct sales force and have expanded our selling efforts through the use of distributors. Developing a distribution network is expensive and time consuming. Additionally, any distribution network that we develop will be competing against the experienced sales organizations used by other manufacturers of medical devices. We may not be able to develop this capability on a timely basis or at all. We face significant challenges and risks in establishing a distribution network and marketing our devices, including our ability to establish distributor relationships on terms acceptable to us, or at all; the ability of sales personnel to obtain access to or persuade adequate numbers of hospitals to purchase our device or clinicians to use our device; and government scrutiny associated with promotional activities in the healthcare industry. We also may face difficulties collecting accounts receivable balances, especially from purchasers in countries other than the United States. If we are unable to establish and maintain a marketing and distribution network, our BioMeasurement Division may be unable to generate sufficient revenue to become profitable, which would have a material adverse effect on our financial condition and results of operations.

The long sales cycle for the InSpectra StO2 systems will defer the generation of revenue by our BioMeasurement Division.

We believe that the InSpectra StO2 systems have a long sales cycle because they involve the introduction of and education about a new measurement to potential customers. The period between initial discussions with a potential customer and a sale of even a single device to that customer often takes between six and twelve months, depending on the potential customer’s budget and capital approval process. In addition, in a weak economy, as seen since 2009, capital spending decreases, which may further delay the purchase of our products. Training of clinicians also may take a number of weeks after a customer decides to purchase the InSpectra StO2 system. Reliance by our potential customers on third-party payors, including government programs and private health insurance plans, to reimburse some or all of the cost of patient care, and cost containment measures that healthcare providers and third-party payors are instituting, both in the United States and internationally, also could harm our ability to sell our product. These factors have created a significant lag in our ability to generate revenue and may contribute to substantial fluctuations in our quarterly operating results going forward, particularly during periods in which our sales volume is relatively low.

We may not be able to develop new applications for our products or expand our medical device product line successfully.

All of our BioMeasurement Division’s revenue in 2011 has come through sales of the InSpectra StO2 systems. If we are unable to widely commercialize the use of these systems through our marketing initiatives, our BioMeasurement Division will not be profitable. We are conducting research on other applications for the InSpectra StO2 systems and our near infrared spectroscopy technology. The development of additional applications will require significant commitments of personnel and financial resources and we cannot be sure that they will be successful. Further, we cannot be sure that any new medical applications or medical devices we develop will receive regulatory approval or market acceptance. If the attempted extensions of our product offerings or new products are not commercially successful, our business, financial condition and results of operations may be materially and adversely affected.

We may encounter problems in manufacturing the InSpectra StO2 systems that could result in lost revenue.

We manufacture all of our medical products at our Hutchinson, Minnesota facility. We could encounter problems at this facility that could delay or prevent us from manufacturing adequate quantities of product. In addition, we are dependent on various suppliers for manufacturing the components for the InSpectra StO2 monitor and sensors. Although we believe the components are available from alternative suppliers, we typically single source components due to low volumes. Replacing suppliers for custom components is time consuming and expensive should we be required to do so due to supply issues. Furthermore, if our quality control measures are not adequate, we may experience unanticipated product returns or warranty claims resulting in unforeseen expenses. If we are unable to meet demand and control costs, our revenue and profitability could be materially impacted.

We may fail to comply with regulations, or be subject to product recalls, which could hurt our ability to sell and distribute our device and could subject us to fines, injunctions and penalties.

Our products are classified as medical devices and therefore are subject to governmental regulations in countries where they are sold. These regulations include registration, manufacturing, labeling, sale, promotion, importing, exporting and shipping. Failure to comply with these regulations could result in inability to sell, market, manufacture or ship our product and could subject us to recalls, fines, injunctions and penalties which could damage our business.

We face the risk of product liability claims if the InSpectra StO2 systems fail to perform, and we may not be able to obtain adequate insurance.

The business of our BioMeasurement Division exposes us to the risk of product liability claims inherent in the testing, manufacturing and marketing of medical devices. Defects in the products or other performance problems in the systems could result in the system’s failure to monitor tissue oxygenation accurately, which would subject us to product liability claims, and we may be subject to claims even if a medical failure is due to the actions of medical personnel using our product. Although we have product liability and clinical trial liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, or may not be adequate to cover any successful product liability claims. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business, financial condition and results of operations. These liabilities also could prevent or interfere with our product commercialization efforts. Defending a product liability claim, regardless of merit, could be costly, could divert management’s attention from our business and might result in adverse publicity, which could adversely impact our business and financial performance.

Healthcare reform legislation could adversely affect our revenue and financial condition.

In March 2010, significant healthcare reform legislation was adopted as law in the United States. The new law includes provisions that, among other things, reduce Medicare reimbursements, require all individuals to have health insurance (with certain limited exceptions) and impose new and increased taxes, including an excise tax on U.S. sales of most medical devices beginning in 2013. We are evaluating the impact of this legislation on our business. Other healthcare legislation has been proposed at the federal and state levels. We cannot predict which proposals, if any, will be implemented at the federal or state level, or the effect any future legislation or regulation will have on us. The implementation of the new law and the adoption of additional healthcare legislation could adversely affect the demand for and pricing of our BioMeasurement Division products and, therefore, could have an adverse effect on our results of operations.

Risks Relating to Our Common Stock

Our stock price is volatile.

The market price of our common stock fluctuates significantly, and, especially in light of current stock market and worldwide economic conditions, may continue to be volatile. We cannot assure you that our stock price will increase, or even that it will not decline significantly from the price you pay. Our stock price may be adversely affected by many factors, including:

•	actual or anticipated fluctuations in our operating results, including those resulting from changes in accounting rules;

•	general market conditions, including the effects of current economic conditions;

•	announcements of technical innovations;

•	new products or services offered by us, our suppliers or our competitors;

•	changes in estimates by securities analysts of our future financial performance;

•	our compliance with SEC and Nasdaq rules and regulations, including the Sarbanes-Oxley Act of 2002;

•	the timing of stock sales under 10b5-1 plans or otherwise; and

•	war and terrorism threats.

Our governing documents and Minnesota law may discourage the potential acquisitions of our business.

Our Board of Directors may issue additional shares of capital stock and establish their rights, preferences and classes, in some cases without shareholder approval. In addition, we are subject to anti-takeover provisions of Minnesota law. These provisions may deter or discourage takeover attempts and other changes in control of us not approved by our Board of Directors. If potential acquirers are deterred, you may lose an opportunity to profit from a possible acquisition premium in our stock price.

Future sales of our common stock could adversely affect our stock price.

Substantial sales of our common stock in the public market, including the shares offered by this prospectus, or the perception by the market that such sales could occur, could lower our stock price or make it difficult for us to raise additional equity capital in the future. We are not restricted from issuing additional common stock, preferred stock and any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Any issuance of additional common stock will dilute the ownership interest of existing common shareholders. Further, the market price of our common stock could decline after this offering as a result of future offerings of our common stock or securities convertible into or exchangeable for, or that represent the right to receive, common stock, or the perception that such offers or sales could occur. We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

We do not pay dividends on our common stock and do not anticipate paying any such dividends in the future, so any return on your investment will depend on the market price of our common stock.

We have never paid any cash dividends on our common stock. Further, the revolving credit and security agreement between us and PNC Bank limits our ability to declare dividends. We currently intend to retain all earnings for use in our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination as to payment of dividends will depend upon our financial condition and results of operations and such other factors as are deemed relevant by our board of directors. If we were to pay dividends, holders of our unexercised Warrants are entitled to participate in those dividends on an as-exercised basis.

USE OF PROCEEDS

The proceeds from the sale of the common stock covered by this prospectus will be received by the Selling Shareholders. We will not receive any proceeds from the sale by any Selling Shareholder of the shares of common stock offered by this prospectus.

SELLING SHAREHOLDERS

The shares of common stock being offered by the Selling Shareholders are those issuable to the Selling Shareholders upon exercise of the Warrants. For additional information regarding the issuance of those Warrants, see “Recent Developments” above and “Description of Common Stock — Warrants” below. We are registering the shares of common stock in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the ownership of securities described in the table below and the ownership of the Private Notes issued in the Private Placement and of the Registered Notes issued in the 3.25% Tender/Exchange Offer, the Selling Shareholders do not, and except for Outstanding 3.25% Notes tendered and exchanged in the 3.25% Tender/Exchange Offer and certain support agreements with respect to the tender and/or exchange of such Outstanding 3.25% Notes in the 3.25% Tender/Exchange Offer, and Outstanding 8.50% Notes tendered (subject to withdrawal) in the Outstanding 8.50% Notes Tender Offer, the Selling Shareholders have not had, any material relationship with us in the past three years. The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Shareholders. The second column lists the number of shares of common stock beneficially owned by each Selling Shareholder, based on its ownership of the Warrants, as of March 30, 2012, assuming exercise of the Warrants held by the Selling Shareholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the Selling Shareholders.

In accordance with the terms of the Registration Rights Agreement with the Selling Shareholders, this prospectus generally covers the resale of at least the number of shares of common stock issuable upon exercise of the related Warrants as of the trading day immediately preceding the date this registration statement is initially filed with the SEC. Because the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the Warrants, a Selling Shareholder may not exercise the Warrants to the extent such exercise would cause such Selling Shareholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering

Liberty Harbor Master Fund I, L.P. (1)	2,483,608	2,483,608	0

Liberty Harbor Distressed Credit Opportunities Fund, L.P. (1)	300,138	300,138	0

Goldman Sachs Palmetto State Credit Fund, L.P. (1)	300,137	300,137	0

Liberty Harbor Convex Strategies Master Fund, L.P. (1)	337,280	337,280	0

Silver Lake Credit Fund, L.P. (2)	447,837	447,837	0

(1)	Goldman Sachs Asset Management, L.P. (“GSAM”), a wholly owned subsidiary of The Goldman Sachs Group, Inc. (“Goldman Sachs Group”), is the investment manager of Liberty Harbor Master Fund I, L.P. (“Liberty Harbor”), Liberty Harbor Distressed Credit Opportunities Fund, L.P. (“Liberty Harbor Distressed Credit”), Goldman Sachs Palmetto State Credit Fund, L.P. (“Palmetto”), and Liberty Harbor Convex Strategies Master Fund, L.P. (“Liberty Harbor Convex” and collectively with Liberty Harbor, Liberty Harbor Distressed Credit and Palmetto, the “Funds”). Liberty Harbor I GP, LLC is the general partner of Liberty Harbor, Liberty Harbor Distressed Credit Opportunities Advisors, LLC is the general partner of Liberty Harbor Distressed Credit, Goldman Sachs Multi-Strategy Fund Palmetto State Advisors, L.L.C. is the general partner of Palmetto, and Goldman Sachs Convertible Opportunities GP, LLC is the general partner of Liberty Harbor Convex. GSAM exercises voting and dispositive power with respect to the common shares subject to sale beneficially owned by each of the Funds. Goldman Sachs Group is a publicly registered company. Goldman Sachs Group disclaims beneficial ownership of the securities beneficially owned by the Funds, except to the extent of its pecuniary interest therein, if any. GSAM and Goldman Sachs Group each have their principal place of business at 200 West Street, New York, NY 10282.
(2)	Silver Lake Financial Associates, L.P. (“SLF Lower GP”) is the general partner of Silver Lake Credit Fund, L.P. (“Credit Fund”) and SLFA (GP), L.L.C. (“SLF Upper GP”) is the general partner of SLF Lower GP. Each of SLF Lower GP and SLF Upper GP may be deemed to beneficially own the common shares owned by the Credit Fund. Each of SLF Lower GP and SLF Upper GP disclaims beneficial ownership of the common shares owned by the Credit Fund, except to the extent of its pecuniary interest therein, if any. Silver Lake Group, L.L.C. (“SLG”) is the managing member of SLF Upper GP and may be deemed to beneficially own the common shares owned by the Credit Fund. SLG disclaims beneficial ownership of the common shares owned by the Credit Fund, except to the extent of its pecuniary interest therein, if any. The address of the principal business office of the Credit Fund, SLF Lower GP, and SLF Upper GP is c/o Silver Lake, One Market Plaza, Steuart Tower, 10th Floor, Suite 1000, San Francisco, California 94105. The address of the principal business office of SLG is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

DESCRIPTION OF COMMON STOCK

This section describes the general terms of our common stock. We have filed our amended and restated articles of incorporation, our restated bylaws, and our share rights agreement as exhibits to the registration statement of which this prospectus is a part. You should read our amended and restated articles of incorporation, our restated bylaws and our share rights agreement for additional information before you buy any common stock.

General

Shares Outstanding. Our authorized common stock is 100,000,000 shares, of which 23,422,662 shares were issued and outstanding as of March 25, 2012.

Dividends. Holders of common stock may receive dividends when declared by our board of directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. However, we presently intend to retain any earnings for use in our business and do not anticipate paying cash dividends in the foreseeable future. If we were to pay dividends, holders of our unexercised Warrants are entitled to participate in those dividends on an as-exercised basis.

Voting Rights. Holders of common stock have the exclusive power to vote on all matters presented to our shareholders. Each holder of common stock is entitled to one vote per share. Holders of common stock may not cumulate their votes when voting for directors, which means that a holder cannot cast more than one vote per share for each director.

Other Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive pro rata, according to shares held by them, any remaining assets able to be distributed to our shareholders. Holders of common stock have no preemptive rights. This means that the holders of common stock have no right to buy any portion of securities we may issue in the future. Each share of common stock includes a right to purchase additional shares of common stock if the conditions discussed below under the heading “Rights Agreement” occur.

Listing. Our outstanding shares of common stock are traded on the Nasdaq Global Select Market under the symbol “HTCH.” Wells Fargo Bank, N.A. serves as the transfer agent and registrar for our common stock.

Fully Paid. Our outstanding shares of common stock are fully paid and nonassessable. This means that the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional common stock that we may issue upon the exercise of Warrants will also be fully paid and nonassessable.

Anti-Takeover Provisions Contained in Our Amended and Restated Articles of Incorporation and Restated By-laws

Certain provisions of our amended and restated articles of incorporation may make it less likely that someone would acquire voting control of our company without the consent of our board of directors. These provisions may delay, deter or prevent tender offers or takeover attempts that shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their common stock.

Fair Price Provision. Our amended and restated articles of incorporation prohibit certain transactions between our company and direct and indirect owners of 20% or more of our voting stock, which we will refer to as “interested shareholders,” unless those transactions are approved by holders of at least two-thirds of the voting power of our outstanding voting stock. This two-thirds approval is in addition to any approval required by law. Transactions requiring the two-thirds approval include:

•	consolidations, mergers or sales or dispositions of all or substantially all of our assets involving an interested shareholder;

•	liquidations or dissolutions of our company at the time we have an interested shareholder; and

•	certain other specified transactions involving such interested shareholder.

However, the two-thirds approval is not required under our amended and restated articles of incorporation if such transaction or action is first approved by the greater of:

•

two-thirds of our directors (other than such interested shareholder or related parties) who were members of our board of directors on May 15, 1983, or immediately prior to the time such shareholder became the beneficial owner of 20% or more of our common stock; or

•	two such directors.

Holders of at least two-thirds of our outstanding voting stock must approve a proposal to amend these provisions of our amended and restated articles of incorporation.

Nomination Procedures. Shareholders may directly nominate a person for election to our board of directors by complying with the advance-notice procedures described in our restated by-laws, any applicable rules and regulations of the SEC and any applicable laws.

Shareholder-Proposal Procedures. Shareholders can propose that business other than nominations to our board of directors be considered at an annual meeting of shareholders only if a shareholder follows the advance-notice procedures described in our restated by-laws, any applicable rules and regulations of the SEC and any applicable laws.

Anti-Takeover Provisions of the Minnesota Business Corporation Act

Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisitions of our voting stock from a person other than us, and other than in connection with certain mergers and exchanges to which we are a party and certain tender offers or exchange offers approved in advance by a disinterested board committee, resulting in the beneficial ownership of 20% or more of the voting power of our then outstanding stock. Section 302A.671 requires approval of the granting of voting rights for the shares received pursuant to any such acquisitions by a vote of our shareholders holding a majority of the voting power of our outstanding shares and a majority of the voting power of our outstanding shares that are not held by the acquiring person, our officers or those non-officer employees, if any, who are also our directors. Similar voting requirements are imposed for acquisitions resulting in beneficial ownership of 33 1/3% or more or a majority of the voting power of our then outstanding stock. In general, shares acquired without this approval are denied voting rights in excess of the 20%, 33 1/3% or 50% thresholds and, to that extent, can be called for redemption at their then fair market value by us within 30 days after the acquiring person has failed to deliver a timely information statement to us or the date our shareholders voted not to grant voting rights to the acquiring person’s shares.

The issuance by us of the common stock on exercise of the Warrants does not require approval under Section 302A.671.

Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any merger, substantial sale or lease of assets, substantial stock issuance or certain other transactions defined as a business combination by us, or any subsidiary of ours, with any shareholder that beneficially owns 10% or more of the voting power of our outstanding shares (an “interested shareholder”) within four years following the time the interested shareholder crosses the 10% stock ownership threshold, unless the acquisition of the 10% ownership interest or the business combination is approved by a committee of disinterested members of our board of directors before the time the interested shareholder crosses the 10% stock ownership threshold. We have taken such action as may be necessary to cause a holder of the Warrants who would, with or without regard to the maximum percentage limitation, beneficially own 10% or more of our common stock upon the issuance of the Warrants not to be an interested shareholder and not to be subject to Section 302A.673 of the Minnesota Business Corporation Act upon issuance or exercise of the Warrants. Holders of Warrants who would, with and without regard to the maximum percentage limitation, beneficially own less than 10% of our common stock upon the issuance of the Warrants, will continue to be subject Section 302A.673 of the Minnesota Business Corporation Act, which may limit the ability of such holders to acquire shares of our common stock.

Section 302A.675 of the Minnesota Business Corporation Act generally prohibits an offeror from acquiring our shares within two years following the offeror’s last purchase of our shares pursuant to a takeover offer with respect to that class, unless our shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of disinterested members of our board of directors before the purchase of any shares by the offeror pursuant to the earlier takeover offer.

Rights Agreement

Each share of our common stock currently outstanding or to be issued in the future, including those issuable upon exercise of the Warrants, carries with it one common share purchase right. Each right initially entitles the registered holder to purchase from us one-tenth of a share of common stock at a price of $3.00, subject to adjustment.

Until the distribution date for the rights, they will be evidenced by certificates representing shares of common stock and will be transferred only with the shares of common stock. The rights will separate from the shares of common stock and a distribution date for the rights will occur upon the close of business on the 15th day following a public announcement that a person or group of affiliated or associated persons has acquired, subject to certain exceptions, beneficial ownership of 15% or more of the outstanding shares of our common stock (making the person or group at issue an “acquiring person”).

The rights are not exercisable until the distribution date. They will expire at the close of business on August 10, 2020, unless extended or earlier redeemed or exchanged in accordance with the rights agreement. Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder including, without limitation, the right to vote or to receive dividends.

Upon the occurrence of any of the foregoing events, each holder of a right (other than rights beneficially owned by an acquiring person, which will thereafter be void) will have the right to receive upon exercise of the right, at an exercise price equal to ten times the purchase price multiplied by the number of one-tenths of a share of common stock subject to the right immediately before the person or group became an acquiring person (the “adjusted exercise price”), a number of shares of our common stock having a market value of two times the adjusted exercise price of the right, subject to certain possible adjustments.

If, on or after the distribution date or within 15 days prior thereto:

•	we are acquired in a merger or other business-combination transaction; or

•	50% or more of the assets or earning power of our company and our subsidiaries (taken as a whole) are sold in one or a series of related transactions,

then each holder of a right (other than rights that have become void) will have the right to receive, upon exercise of the right at its adjusted exercise price, a number of common shares of the acquiring person (or in certain cases, one of its affiliates) having a market value of two times the adjusted exercise price of the right.

At any time after a person or group becomes an acquiring person and before the acquisition of 50% or more of the outstanding shares of our common stock, our board of directors may exchange the rights (other than rights that have become void), in whole or in part, for shares of our common stock or equivalent securities at an exchange ratio per right equal to the adjusted exercise price of a right immediately after the person or group becomes an acquiring person divided by the current per share market price of a share of our common stock, subject to adjustment.

The rights are redeemable at a price of $0.001 per right, subject to adjustment, at any time before a person has become an acquiring person. In certain events specified in the rights agreement, we are permitted temporarily to suspend the exercisability of the rights. Our board of directors may amend the terms of the rights, subject to certain limitations after the distribution date, without the consent of the holders of the rights. In connection with the 3.25% Tender/Exchange Offer and the Private Placement, we have amended our share rights plan to provide that the provisions of our share rights plan will not apply to a holder of Warrants by reason of a holder holding unexercised Warrants. The share rights plan will be applicable to a person who acquires shares of common stock issued upon exercise of the Warrants.

Warrants

On March 30, 2012, we issued Warrants to the Selling Shareholders exercisable for 3,869,000 shares of our common stock in the Private Placement. The Warrants may be exercised at any time from time to time on a cashless basis for $.01 per share of common stock. The Warrants expire on March 30, 2022.

A person or entity, together with related persons or entities, may not exercise a Warrant to the extent such exercise, when aggregated with his, her, its or their existing ownership, would result in such person or entity, together with any related persons or entities, beneficially owning in excess of 9.99% of the total number of our issued and outstanding shares of common stock following such exercise. By written notice to us, a holder of Warrants may from time to time increase or decrease such percentage to any other percentage not in excess of 9.99%; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to us.

Holders of Warrants will be entitled to participate pro rata in any dividends or other distributions (whether in cash, securities or other assets) paid, or rights offered, to holders of our common stock on an as-exercised basis. The Warrants will be adjusted as necessary to protect holders from the dilutive effects of recapitalizations, reclassifications, stock splits and similar transactions. See the “Recent Developments” section above.

Registration Rights

On March 28, 2012, in connection with the Private Placement, we entered into a Registration Rights Agreement with the Selling Shareholders, which required us to file with the SEC, this registration statement on Form S-3 to register the common stock underlying the Warrants for resale. See the “Recent Developments” section above.

Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and persons controlling our Company, we understand that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of the Warrants to permit the resale of these shares of common stock by the holders of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the Selling Shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be approximately $120,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the Selling Shareholders will be entitled to contribution. We may be indemnified by a Selling Shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by such Selling Shareholder specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Faegre Baker Daniels LLP, Minneapolis, Minnesota, will issue an opinion about the legality of the shares of common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of HTI and its subsidiaries, and the related financial statement schedule and the effectiveness of HTI’s internal control over financial reporting, are incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the time that we sell all the securities offered by this prospectus (other than any portions of any such documents that are deemed “furnished” rather than “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

Annual Report on Form 10-K for the fiscal year ended September 25, 2011, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2012 Annual Meeting of Shareholders;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended December 25, 2011;

•

Current Reports on Form 8-K filed October 11, 2011, November 1, 2011, January 13, 2012, January 24, 2012, January 26, 2012, February 6, 2012, February 10, 2012, February 24, 2012, March 7, 2012, March 12, 2012, March 20, 2012, March 27, 2012, March 28, 2012, and April 2, 2012;

•

the description of our common stock contained in our registration statement on Form 8-A, dated June 9, 1986, as amended by Amendment No. 1 on Form 8-A/A, dated January 22, 1999, and any amendment or report filed for the purpose of updating that description; and

•

the description of our common share purchase rights contained in our registration statement on Form 8-A, dated July 30, 2010, as amended by Amendment No. 1 on Form 8-A/A, dated May 6, 2011, Amendment No. 2 on Form 8-A/A, dated February 24, 2012, Amendment No. 3 on Form 8-A/A, dated March 27, 2012, and any amendment or report filed for the purpose of updating that description.

We will provide without charge to each person, including any beneficial holder, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated by reference. Requests should be directed to Hutchinson Technology Incorporated by writing to or telephoning us at the following address:

Hutchinson Technology Incorporated

Attention: Investor Relations

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

Phone: 800-689-0755

You should rely only on the information provided in this prospectus or any supplement thereto. We have not authorized anyone else to provide you with different information. We may not conduct the offering in any jurisdiction where any such offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after the date of this prospectus. Our business, prospects and financial condition may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

Our Internet website is http://www.htch.com. We make available, free of charge, through our website materials we file with or furnish to the SEC pursuant to Section 13(a) of the Exchange Act including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to those reports. These materials are posted on our website as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. No information contained on our website is incorporated by reference into this prospectus.

We are subject to the information requirements of the Exchange Act and file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Office of Investor Education and Advocacy of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:

Registration Fee	$975
Legal Fees and Expenses*	100,000
Accounting Fees and Expenses*	10,000
Miscellaneous*	9,025

Total*	$120,000

*	Estimated pursuant to instruction to Item 511 of Regulation S-K.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act. Section 302A.521 of the Minnesota Business Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that, in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3 requires payment by us, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

We also maintain a director and officer insurance policy to cover us, our directors and our officers against certain liabilities.

ITEM 16. EXHIBITS

The following Exhibits are filed as part of this registration statement:

Number	Description
3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 29, 2002).

3.2	Restated By-Laws of the Company, as amended December 3, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed December 9, 2008).

4.1	Share Rights Agreement dated as of July 19, 2000 between Registrant and Wells Fargo Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A, dated July 24, 2000).

4.2	First Amendment to Share Rights Agreement, dated as of May 6, 2011, between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A/A, dated May 6, 2011).

4.3	Second Amendment to Share Rights Agreement, dated as of February 24, 2012, between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 3 to the Company’s Registration Statement on Form 8-A/A, dated February 24, 2012).

4.4	Third Amendment to Share Rights Agreement, dated as of March 27, 2012, between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form 8-A/A, dated March 27, 2012).

4.5	Form of common stock certificate (incorporated by reference to Exhibit 4(j) to the Company’s Registration Statement on Form S-3, dated January 19, 2006).

4.6	Registration Rights Agreement, dated as of March 28, 2012, among the Company and the Buyers (as defined therein) (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed April 2, 2012).

4.7	Form of Warrant (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K, filed April 2, 2012).

5.1	Opinion of Faegre Baker Daniels LLP.

23.1	Consent of Deloitte & Touche, LLP.

23.2	Consent of Faegre Baker Daniels LLP (included as part of Exhibit 5.1).

24.1	Powers of Attorney.

ITEM 17. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hutchinson, state of Minnesota, on April 3, 2012.

HUTCHINSON TECHNOLOGY INCORPORATED

By:	/s/ David P. Radloff
David P. Radloff
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 3, 2012 by the following persons in the capacities with Hutchinson Technology Incorporated indicated:

/s/ Wayne M. Fortun
Wayne M. Fortun	President and Chief Executive Officer
(Principal Executive Officer)

/s/ David P. Radloff
David P. Radloff	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Martha Goldberg Aronson*

Mark A. Augusti *

Jeffrey W. Green *

Russell Huffer *

William T. Monahan *

Frank P. Russomanno*

Philip E. Soran*

Thomas R. VerHage *

*	Wayne M. Fortun, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by the directors named and filed with the Securities and Exchange Commission on behalf of such directors.

By:	/s/ Wayne M. Fortun
Wayne M. Fortun
Attorney-in-Fact

EXHIBIT INDEX

Number	Description	Form of Filing
3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 29, 2002).

3.2	Restated By-Laws of the Company, as amended December 3, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed December 9, 2008).

4.1	Share Rights Agreement dated as of July 19, 2000 between Registrant and Wells Fargo Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A, dated July 24, 2000).

4.2	First Amendment to Share Rights Agreement, dated as of May 6, 2011, between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A/A, dated May 6, 2011).

4.3	Second Amendment to Share Rights Agreement, dated as of February 24, 2012, between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 3 to the Company’s Registration Statement on Form 8-A/A, dated February 24, 2012).

4.4	Third Amendment to Share Rights Agreement, dated as of March 27, 2012, between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form 8-A/A, dated March 27, 2012).

4.5	Form of common stock certificate (incorporated by reference to Exhibit 4(j) to the Company’s Registration Statement on Form S-3, dated January 19, 2006).

4.6	Registration Rights Agreement, dated as of March 28, 2012, among the Company and the Buyers (as defined therein) (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed April 2, 2012).

4.7	Form of Warrant (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K, filed April 2, 2012).

5.1	Opinion of Faegre Baker Daniels LLP.	Filed Herewith

23.1	Consent of Deloitte & Touche, LLP.	Filed Herewith

23.2	Consent of Faegre Baker Daniels LLP (included as part of Exhibit 5.1).	Filed Herewith

24.1	Powers of Attorney.	Filed Herewith